UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 31, 2016

ARC Group Worldwide, Inc.

(Exact Name of Registrant as Specified in its Charter)

Utah

(State or other jurisdiction of incorporation)

001-33400 (Commission File Number)	87-0454148 (IRS Employer Identification No.)

810 Flightline Blvd. Deland, FL	32724
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   303-467-5236

Former Name or Former Address, if Changed Since Last Report:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 0240.13e-4(c))

Item 5.02 Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers; Departure of Directors or Certain Officers.

On March 31, 2016, the Nominating & Governance Committee of the Board of Directors (the “Board”) of ARC Group Worldwide, Inc. (“ARC” or the “Company”) nominated Mr. Alan G. Quasha to serve as a director and Chairman of the Board.  Mr. Jason T. Young volunteered to step down from his position as Chairman of the Board in favor of Mr. Quasha.  Further, in order for the Company to maintain a majority of independent directors, as required by the rules and regulations of the NASDAQ stock market, Mr. Drew M. Kelley volunteered to step down from the Board to create a vacancy among the minority of non-independent directors.  Mr. Kelley will continue his services to the Company in the capacity of Chief Financial Officer, and Mr. Young will continue as a director and as Chief Executive Officer (“CEO”) and President.  The appointments of Mr. Quasha to the Board and to the position of Chairman were approved by the full Board effective March 31, 2016.

Mr. Quasha is the Chairman and CEO of Quadrant Management, Inc., (“QMI”) the predecessor of which was founded in 1978.  Mr. Quasha has also been a Partner of Vanterra Capital LLC since 2008, and an Investment Committee Member of Trilantic Capital Partners Fund IV and V since 2009.  He serves on the board of numerous companies, including his roles as Chairman of Carret Asset Management, LLC since 2004, Chairman of Brean Capital, LLC since 2005 and Non-Executive Director of Compagnie Financiere Richemont (SWISS: CFR.VX) SA since 2000.  During his extensive career, Mr. Quasha has invested in, and built, numerous companies in the U.S. and internationally across various industries.  Many of these investments involved significant hands-on operating experience.

Pursuant to the recommendation of the Board’s Compensation Committee, the Board has authorized $165,000 per annum to be paid to Mr. Quasha in respect of his services as Chairman of the Board. Mr. Quasha previously received fees with respect to services rendered as a director of Quadrant Metals Technology, LLC, a wholly-owned subsidiary of the Company.  Effective March 31, 2016, Mr. Quasha will no longer receive such fees and will be compensated only in his capacity as Chairman.

On March 31, 2016, ARC entered into an indemnification agreement (the “Indemnification Agreement”) with Mr. Quasha (the “Indemnitee”) in connection with Mr. Quasha’s appointment as Chairman of the Board.  The Indemnification Agreement is substantially identical to the indemnification agreement entered into by the Company with its other directors and officers, and provides that the Company will indemnify the Indemnitee, to the fullest extent permitted by Utah law and the Company’s charter and subject to the limitations set forth in the Indemnification Agreement, from and against all judgments, fines, penalties, and amounts paid in settlements.

There are no family relationships between Mr. Quasha and any of the Company’s other directors or officers.

Everest Hill Group, Inc. (“Everest”, formerly known as Brean Murray Carret Group, Inc.) owns 48.2% of the shares of ARC outstanding as of March 31, 2016.  Mr. Quasha is a contingent beneficiary of trust which owns Everest.  Mr. Quasha does not have any power to vote the shares of ARC owned by Everest and does not have any authority over dispositions of shares of ARC owned by Everest.

The Company has previously entered into related party transactions with QMI which is owned by Everest.

Everest owns a minority interest in Brean Capital, LLC (“Brean Capital”) that served as an underwriter for the Company’s registered public offering of common stock on April 8, 2015.  The total amount of fees and discounts paid by the Company to the underwriters in connection with the offering was $1,035,000 and the net amount raised by the Company was $16,215,000 pursuant to which the Company issued 3,450,000 shares of its common stock.  In accordance with FINRA Rule 5121, Imperial Capital, LLC acted as the qualified independent underwriter for the offering.

Item. 9.01   Exhibits

(d) The following exhibits are filed with this report:

Exhibit Number	Description
99.1	Press Release dated April 5, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARC Group Worldwide, Inc.
(Registrant)

Date:	April 5, 2016	By:	/s/ Drew M. Kelley
			Name:	Drew M. Kelley
			Title:	Chief Financial Officer and Principal Accounting Officer